February 29, 2024

Sarah Friar

Via Email
Re:    Terms of Transition
Dear Sarah:
a.This letter confirms the agreement (“Agreement”) between you and Nextdoor, Inc. (together with its parent, “Company”) concerning the terms of your transition and resignation from employment and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue now and upon the Resignation Date (as defined below) as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement in the timeframe outlined below.
1.Position Resignation: You hereby resign from your position as the Chief Executive Officer and President of the Company and as a member of the Company’s Board of Directors (the “Board”), to be effective on May 8, 2024 (the “Resignation Date”). You will resign from any other positions you have as an officer or director of the Company or any of its subsidiaries effective as of the Resignation Date.
2.Resignation from Employment; Transitional Employment Opportunity: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to continue your employment on the following terms:
a.Transition Period and Services: Your last day of employment with the Company will be the Resignation Date. Between now and the Resignation Date (the “Transition Period”), you agree to continue to carry out your duties and responsibilities as the Chief Executive Officer and President of the Company (the “Transition Services”).
b.Compensation and Benefits: During the Transition Period, the Company will continue to pay you your current compensation, and you will continue to be eligible to participate in the benefits customarily afforded to other Company employees, including participation in the Company-sponsored health benefits plan and continued vesting of Company equity awards, to the fullest extent permitted under the governing plan documents, agreements, and/or Company policies.

Sarah Friar

c.Separation Compensation: Provided that you cooperatively and diligently carry out the Transition Services, as reasonably determined by the Company, then, in exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in Exhibit A (the “Second Release”), to be signed no earlier than the Resignation Date, and your other promises herein, the Company agrees as follows:
i.Severance: The Company agrees to pay you, within ten (10) business days following the effectiveness of the Second Release (as provided therein), a lump sum payment in the gross amount of $237,500, less applicable state and federal payroll deductions, which equals six (6) months of your current base salary.
ii.COBRA: Upon your timely election to continue your existing health benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and consistent with the terms of COBRA and the Company’s health, dental and vision plans, the Company will pay the full amount of your COBRA premiums to continue your existing health, dental, and vision benefits, including coverage for your eligible dependents, for twelve (12) months following the Resignation Date, or until you become eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.
By signing below, you acknowledge that you will receive the separation compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the separation compensation.
3.Return of Company Property: You hereby warrant to the Company that, no later than the Resignation Date, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control; provided, however, you will be permitted to retain your Company-issued computer after such device has been wiped by the Company, provided, that, the Company shall make a good faith effort, and to the extent commercially practicable, to only delete any Company-related information from such device.
4.Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the Employee Invention Assignment and Confidentiality Agreement, attached as Exhibit B hereto; (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Resignation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.
5.Stock Options and Restricted Stock Units: The Company previously granted you certain awards of stock options (collectively, the “Options”) and restricted stock units (collectively, the “RSUs”) under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) and the Nextdoor

Sarah Friar

Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan” and together with the 2018 Plan, and the applicable Stock Option Agreements and Restricted Stock Unit Agreements (collectively, the “Plans”). Exhibit C sets forth the unvested, vested, and exercised shares subject to the Options as of the Resignation Date, and the unvested and vested shares subject to the RSUs as of the Resignation Date. Because your employment is terminating on the Resignation Date, none of the unvested shares subject to your Options or RSUs can ever vest following the Resignation Date. Your rights concerning the Options and RSUs will continue to be governed by their respective Plans. Notwithstanding any provision to the contrary in the Stock Option Agreements governing the Options, you will have twelve (12) months following the Resignation Date to exercise any unexercised vested shares subject to the Options. After this date, you will no longer have a right to exercise the Options as to any shares.
6.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement and the Second Release are in full satisfaction of all of your rights pursuant to your Change in Control and Severance Agreement dated August 28, 2021 (the “CIC Severance Agreement”), as well as all accrued salary, vacation pay, bonus and commission pay, profit sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law but subject to Section 6(c) below,you hereby release and waive any claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. By signing this Agreement, you are not releasing or waiving any claims under the California Fair Employment and Housing Act; however, for the avoidance of doubt, you will release and waive such claims once you sign the Second Release.
b.By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE

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MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
c.You and the Company agree that you are not releasing (i) any claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802; (ii)any claims for enforcement of this Agreement; (iii) any right to indemnification that you may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company); (iv) any rights that you may have to insurance coverage under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (v) any rights to continued medical and dental coverage that you may have under COBRA; (vi) any rights to payment of benefits that you may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended or (vii) any rights to accrued benefits under the Company’s employee benefit plans. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
7.Covenant Not to Sue:
a.Subject to the Protected Rights section below, and otherwise to the fullest extent permitted by applicable law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
8.Protected Rights: You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue and Confidentiality sections contained herein, limits, impedes or restricts your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Agreement) or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.

Sarah Friar

9.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
10.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
11.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
12.Complete and Voluntary Agreement: This Agreement, together with any exhibits hereto and any agreements referenced herein, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter (including, without limitation, the CIC Severance Agreement). You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
13.Severability: The provisions of this Agreement, including, without limitation, the Second Release, are severable, and if any part of it is found to be invalid or unenforceable, including, without limitation, any part of the General Release, Covenant Not to Sue, and/or Confidentiality sections herein, or the Non-disparagement provision, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

Sarah Friar

14.Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
15.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
16.Review of Transition Agreement; Expiration of Offer: The offer set forth in this Agreement, if not accepted by you before March 4, 2024, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Section 2 will be provided only after both the expiration of that seven (7) day revocation period and the effectiveness of the Second Release (as set forth therein).
17.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time (the “Effective Date”).
18.Expiration of Offer: This offer expires at 5:00 p.m. (Pacific) on March 4, 2024.

Sarah Friar

b.If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

Nextdoor, Inc.

By: /s/ John Orta______________
John Orta, Head of Legal and Corporate Development

READ, UNDERSTOOD AND AGREED

/s/ Sarah Friar_______________________________    Date: 3/4/2024_________________    Sarah Friar

EXHIBIT A

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Sarah Friar (“Employee”) and Nextdoor, Inc. (the “Company”) (collectively, “the parties”).

WHEREAS, Employee and the Company entered into an agreement regarding Employee’s resignation from employment with the Company and post-resignation transition obligations (the “Transition Agreement,” to which this Second Release is attached as Exhibit A);

WHEREAS, on May 8, 2024 Employee resigned her employment with the Company (the “Resignation Date”);

WHEREAS, the Company has determined that Employee cooperatively and diligently provided the Transition Services (as defined in the Transition Agreement);

WHEREAS, this agreement serves as the Second Release, pursuant to the Transition Agreement; and

WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment and resignation from employment with the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Second Release.

1.Acknowledgment of Payment of Wages: By signing below, Employee acknowledges that the Company: (a) has timely paid Employee for all wages, other compensation, and reimbursable expenses due Employee from the Company and (b) does not owe Employee any other amounts, except as may become payable under the Transition Agreement and the Second Release. Employee agrees to promptly submit for reimbursement all final outstanding expenses, if any.

2.Return of Company Property: Employee hereby warrants to the Company that Employee has returned to the Company all property or data of the Company of any type whatsoever that has been in Employee’s possession, custody or control.

3.Consideration: In exchange for Employee’s agreement to this Second Release and Employee’s other promises in the Transition Agreement and herein, the Company agrees to provide Employee the consideration set forth in Section 2(c) of the Transition Agreement. By signing below, Employee acknowledges that Employee is receiving the consideration in

Sarah Friar

exchange for waiving Employee’s rights to claims referred to in this Second Release and Employee would not otherwise be entitled to the consideration.

4.General Release and Waiver of Claims:

a.To the fullest extent permitted by law but subject to Section 4(c) below, Employee hereby releases and waives any claims Employee may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims arising out of or related to the CIC Severance Agreement, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Employee’s employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.By signing below, Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.Employee and the Company agree that Employee is not releasing (i) any claims that she may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802; (ii) any claims for enforcement of this Agreement; (iii) any right to indemnification that she may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company); (iv) any rights that she may have to insurance coverage under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (v) any rights to continued medical and dental coverage that she may have under COBRA; (vi) any rights to payment of benefits that she may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended or (vii) any rights to accrued benefits under the Company’s employee benefit plans. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
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5.Covenant Not to Sue: To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Second Release. Nothing in this section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6.Protected Rights: Employee understands that nothing in this Second Release, including the General Release and Waiver of Claims, Covenant Not to Sue and Non-disparagement sections contained herein, limits, impedes or restricts: (a) Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Employee further understands that this Second Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Second Release) or other information, without notice to the Company. This Second Release does not limit Employee’s right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.

7.Mutual Non-disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, Employee agrees that Employee will not, directly or indirectly, disparage Releasees or their products, services, directors, officers, employees and affiliated entities, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution, with any written or oral statement. The Company agrees that its current officers and directors, for so long as they are employed by or providing services to the Company, will not disparage Employee with any written or oral statement. Nothing in this Second Release prevents Employee or the Company from providing truthful information in response to a subpoena or other legal process. Further, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

8.Review of Second Release; Expiration of Offer: Employee understands that Employee may take up to twenty-one (21) days to consider this Second Release (the “Consideration Period”). The offer set forth in this Second Release, if not accepted by Employee before the end of the Consideration Period, will automatically expire. Employee and the Company further agree
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that any changes to this Agreement, whether material or immaterial, do not re-start the Consideration Period. By signing below, Employee affirms that Employee was advised to consult with an attorney prior to signing this Second Release. Employee also understands that Employee may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to Employee pursuant to Section 2(c) of the Transition Agreement will be provided only after the expiration of that seven (7) day revocation period.

9.Effective Date: This Second Release is effective on the eighth (8th) day after Employee signs it, provided Employee has not revoked it as of that time (the “Effective Date”).

10.Other Terms of Transition Agreement Incorporated Herein: All other terms of the Transition Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions on Arbitration, Governing Law, and Attorneys’ Fees.

Dated:
Name: John Orta
Title: Head of Legal and Corporate Development
For the Company

Dated:
Sarah Friar
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EXHIBIT B

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Nextdoor.com, Inc., a Delaware corporation (the “Company”), I, as the “Employee” signing this Employee Invention Assignment and Confidentiality Agreement (the “Agreement”), hereby represent to, and agree with the Company, as follows:

1.Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 8 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Agreement as a condition of my employment with the Company, whether or not I am expected to create inventions or other works of value for the Company.

2.Disclosure of Inventions. I will promptly disclose in confidence to the Company, or any person designated by it, all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I make, conceive, first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3.Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that I make, create, conceive or first reduce to practice during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as a trade secret, and that (i) are developed using equipment, supplies, facilities or trade secrets of the Company; (ii) result from work performed by me for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company.

4.Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made, developed or acquired by me prior to the Effective Date (as defined in Section 26, below) of this Agreement, which are not being assigned to the Company (the “Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. If disclosure of any such existing Inventions would cause me to violate any prior confidentiality agreement, I shall not list such existing Inventions in Exhibit A, but shall instead list on Exhibit A only (i) a cursory, non-proprietary name for each such existing Invention, (ii) the party (or parties) to whom it belongs and (iii) the fact that full disclosure as to such prior Invention(s) has not been made for that reason. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the Effective Date or thereafter, other than Assigned Inventions and Excluded Inventions. I acknowledge and agree that if, in the scope of my employment, I use any Excluded Inventions or any Other Inventions, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Excluded Inventions and Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

5.Exception to Assignment. I understand that the Assigned Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under applicable law or as otherwise set forth in Exhibit B.

6.Assignment of Rights. I agree to assign, and do hereby irrevocably transfer and assign, to the Company: (i) all of my rights, title and interests in and with respect to any Assigned Inventions; (ii) all patents, patent applications, copyrights, mask works, rights in databases, trade secrets and other intellectual property rights, worldwide, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (iii) to the extent assignable, any and all Moral Rights (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, Excluded Inventions or Other Inventions licensed to the Company under this Agreement, even after termination of my employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, or to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

7.Assistance. I agree to assist the Company in every proper way to obtain and enforce for the Company all patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions worldwide. I will execute and deliver any documents that the Company may reasonably request from me in connection with providing assistance as described herein. My obligations under this section will continue beyond the termination of my employment with the Company; provided that the Company agrees to compensate me at a reasonable rate after such termination for time and/or expenses actually spent by me at the Company’s request in providing such assistance. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose. I agree that this appointment is coupled with an interest and will not be revocable.

8.Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information or materials of a confidential or secret nature that may be made, created or discovered by me or that may be disclosed to me by the Company or a third party in relation to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold such information or materials in confidence (the “Proprietary Information”). Without limitation as to the forms that Proprietary Information may take, I acknowledge that Proprietary Information may be contained in tangible material such as writings, drawings, samples, electronic media, or computer programs, or may be in the nature of unwritten knowledge or know-how.

Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, designs, data, prototypes, specimens, test protocols, laboratory notebooks, business strategies, financial information, forecasts, personnel information, domain names, contract information, customer and/or supplier lists and data, the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs.

9.Confidentiality. At all times, both during my employment and after its termination, and to the fullest extent permitted by law, I will keep and hold all Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company in each instance, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me or retain in any form any documents or materials or copies thereof containing any Proprietary Information. Nothing in this Section 9 or otherwise in this Agreement shall limit or restrict in any way my immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit C.

10.Physical Property. All documents, supplies, equipment and other physical property furnished to me by the Company or produced by me or others in connection with my employment will be and remain the sole property of the Company. I will return to the Company all such items when requested by the Company, excepting only my personal copies of records relating to my employment or compensation and any personal property I bring with me to the Company and designate as such. Even if the Company does not so request, I will upon termination of my employment return to the Company all Company property, and I will not take with me or retain any such items.

11.No Breach of Prior Agreements. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of my own, of a former employer or of third party that are not generally available to the public or have not been legally transferred to the Company.

12.Company Opportunities; Duty Not to Compete While Employed By Company. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict with this Agreement or my employment with the Company. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s prior, express written consent, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly or indirectly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

13.Non-Solicitation of Employees and Consultants. During my employment with the Company and for a one (1) year period thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity, nor will I encourage or assist others to do so. I agree to further state-specific provisions set forth in Exhibit B, as applicable.

14.Notification. I hereby authorize the Company, during and after the termination of my employment with the Company, to notify third parties, including, without limitation, actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

15.Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

16.Return of Company Property. Upon termination of my employment or upon the Company’s request at any other time, I will deliver to Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Assigned Inventions or Proprietary Information, and I will certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company-issued computer or Company-issued equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including, but not limited to, Proprietary Information, I agree, upon the Company’s request, to provide the Company with a computer useable copy of all such Proprietary Information, after which I agree to permanently delete and expunge such Proprietary Information from those systems. I agree to provide the Company access to my system as reasonably requested by the Company to verify that the copying and/or deletion required herein is completed.

17.Injunctive Relief. I understand that a breach or threatened breach of this Agreement by me may cause the Company to suffer irreparable harm, and that the Company will therefore be entitled to injunctive relief to enforce this Agreement.

18.Governing Law; Severability. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the duties of its employees and the protection of its trade secrets. This Agreement will be governed by and construed in accordance with the laws of the state in which I am employed by the Company, or, if I am a remote employee, reside, without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

19.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

20.Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

21.Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment or waiver of, or modification of any obligation under, this Agreement will be enforceable unless specifically set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this Section 21 will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

22.Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

23.Further Assurances. The parties will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon termination of my employment with the Company, I will execute and deliver a document or documents in a form reasonably requested by the Company confirming my agreement to comply with the post-employment obligations contained in this Agreement.

24.“At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.

25.Acknowledgment. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with this Agreement.

26.Effective Date of Agreement. This Employee Invention Assignment and Confidentiality Agreement shall be effective as of the first day of my employment by the Company, which is December 3, 2018 (the “Effective Date”).

COMPANY:	EMPLOYEE:
NEXTDOOR.COM, INC. By: /s/John Orta____________________ Name: John Orta Title: Chief Legal Officer	/s/ Sarah Friar_____________________________

EXHIBIT C

OPTIONS AND RSUS